UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2009
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 30, 2009, Progress Software Corporation (the “Company”) issued a press release announcing that the Board of Directors had appointed Richard D. Reidy as President and Chief Executive Officer of the Company, and that, simultaneously with Mr. Reidy’s appointment, Joseph W. Alsop had resigned as President and Chief Executive Officer of the Company. In connection with Mr. Alsop’s resignation as an officer and his subsequent resignation from employment with the Company, the Company entered into a Separation Agreement with Mr. Alsop on June 30, 2009. The Separation Agreement was approved by the Board of Directors of the Company following consultation with the Company’s independent compensation consultant. The following is a summary of the Separation Agreement.
Pursuant to the Separation Agreement, Mr. Alsop’s employment with the Company terminated on June 30, 2009. Mr. Alsop will be paid his accrued salary and accrued but unused vacation through such date.
The Separation Agreement also provides for two modifications to Mr. Alsop’s existing stock options. First, the Separation Agreement provides for the acceleration of vesting of Mr. Alsop’s unvested stock options, which represent the right to purchase 254,464 shares of the Company’s common stock. Second, the Separation Agreement extends the timeframe during which Mr. Alsop may exercise all of his stock options following the termination of his employment. Under the terms of the Separation Agreement, Mr. Alsop will be entitled to exercise all of his outstanding stock options, representing options to purchase a total of 1,746,500 shares of the Company’s common stock, until the earlier of (a) the original expiration date for each such option or (b) March 31, 2014. In the event that the Company files an action against Mr. Alsop that alleges breach of the Separation Agreement, Mr. Alsop’s right to exercise the options will be subject to an obligation that he place any net proceeds from the sale of shares resulting from such exercise in an escrow account. Mr. Alsop’s rights to exercise his stock options will otherwise be governed by the terms of the applicable stock option plan and award agreement.
In connection with the modification of Mr. Alsop’s stock options as described above, the Company expects to recognize stock-based compensation expense of approximately $5,000,000 in the third quarter of fiscal year 2009. The Separation Agreement does not provide for any cash severance payments to be made, nor any other employee-related benefits to be paid, to Mr. Alsop in connection with his departure from the Company.
The Separation Agreement also includes non-competition, non-solicitation, non-disparagement and related covenants. The non-competition and non-solicitation covenants will be in effect through the earlier of (a) June 30, 2014 or (b) one year following the exercise, forfeiture or termination of all of Mr. Alsop’s stock options in the Company. The non-competition covenant relates to certain businesses and ventures with similar product areas and activities as the Company.
In the Separation Agreement, the Company agreed that, for a six-year period, it will maintain director and officer liability insurance for Mr. Alsop in the same form and amount as maintained for the Company’s officers and directors at the same time during such period, and also agreed to indemnify Mr. Alsop as a former director, officer and/or employee to the extent set forth in the Company’s By-Laws.
The Separation Agreement also includes a general release by Mr. Alsop of the Company, its affiliates, their respective employee benefit plans, and the officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing from certain claims that he has or ever had against any of them. Under the Separation Agreement, the Company similarly releases Mr. Alsop from certain claims.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2009	Progress Software Corporation
	By:	/s/ Norman R. Robertson
Norman R. Robertson
Senior Vice President, Finance and Administration, and Chief Financial Officer